UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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IES Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 27, 2018

To Our Stockholders:

On behalf of the Board of Directors of IES Holdings, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Wednesday, February 6, 2019 at 10:00 a.m. Central Standard Time, at the offices of the Company, 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process will provide you with a convenient and quick way to access the proxy materials and to authorize a proxy to vote your shares, while saving us the cost of producing and mailing documents, reducing the amount of mail you receive and allowing us to conserve natural resources.

On or about December 27, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and authorize a proxy to vote your shares. The Company’s 2018 Annual Report on Form 10-K, which provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2018, can be found along with the proxy materials at http://annualmeeting.ies-corporate.com. For additional information, please see the General Information About the Annual Meeting section of this proxy statement.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please make sure your shares are represented at the meeting by submitting your proxy via the Internet, by phone, or by signing, dating and returning the proxy card mailed to those who request paper copies of this proxy statement. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

Jeffrey L. Gendell
Chairman of the Board

IES HOLDINGS, INC.

5433 WESTHEIMER ROAD, SUITE 500

HOUSTON, TEXAS 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 6, 2019

TO THE STOCKHOLDERS OF IES HOLDINGS, INC.,

Notice is hereby given that the annual meeting of the stockholders of IES Holdings, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company, 5433 Westheimer Road, Suite 500, Houston, Texas 77056, on Wednesday, February 6, 2019, at 10:00 a.m. Central Standard Time, for the following purposes:

1. To elect seven directors to the Company’s Board of Directors to serve until the 2020 annual stockholders’ meeting and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for fiscal year 2019.

3. To approve by advisory vote the compensation of the Company’s named executive officers.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s common stock, par value $0.01 per share, at the close of business on December 10, 2018, are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares via the Internet, by phone, or by signing, dating and returning the proxy card mailed to those who request paper copies of this proxy statement, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote your shares in person on all matters brought before the meeting.

By order of the Board of Directors,

Gail D. Makode
Senior Vice President, General Counsel and
Corporate Secretary

Greenwich, CT
December 27, 2018

Important Notice Regarding the Availability of Proxy Materials for Stockholders’ Meeting to be Held on February 6, 2019.

The Proxy Statement and 2018 Annual Report on Form 10-K are available at http://annualmeeting.ies-corporate.com.

IES HOLDINGS, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2019 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2019 annual meeting of stockholders (the “Annual Meeting”) of IES Holdings, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, February 6, 2019, at 10:00 a.m. Central Standard Time, at the offices of the Company, 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

WHAT IS INCLUDED IN THE PROXY MATERIALS?

The proxy materials include:

•	Our proxy statement for the Annual Meeting;

•	Our Annual Report on Form 10-K for the year ended September 30, 2018 (the “Annual Report”); and

•	The proxy card for the Annual Meeting.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the Notice or request to receive a printed set of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of the materials. We encourage you to take advantage of the proxy materials on the Internet. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents, reduce the amount of mail you receive and allow us to conserve natural resources.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy via the Internet or by telephone, vote in person at the Annual Meeting, or request a paper proxy card, which also contains instructions for authorizing a proxy via the Internet, by telephone or by returning the signed paper proxy card.

CAN I CHOOSE THE METHOD BY WHICH I RECEIVE FUTURE PROXY MATERIALS?

Yes. There are three methods by which stockholders of record and beneficial owners may receive future proxy materials or notice thereof:

•

Notice and access: We will furnish proxy materials via the Internet and mail a Notice to all stockholders, other than those that request e-mailed or printed copies of the proxy materials, as described below.

•

E-mail: If you would like to have earlier access to proxy materials and further reduce our costs associated with the printing and delivering of proxy materials, then you can instruct us to send all future proxy materials, including the Notice, to you via e-mail. If you request to receive future proxy materials via e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. If you would like to receive all future materials via email, please visit www.voteproxy.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Your election to receive proxy materials via e-mail will remain in effect until you change it.

•

Paper copies by mail: You may request paper copies of the proxy materials by mail by calling +1-888-776-9962, by using the website http://www.amstock.com/proxyservices/requestmaterials.asp, or by e-mail at info@amstock.com. Your election to receive proxy materials by mail will remain in effect until you change it.

WHEN WILL THE NOTICE FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which the Notice was first sent or given to stockholders was December 27, 2018.

WHO IS SOLICITING MY VOTE?

The proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies via Notice and Access, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Company’s common stock, par value $0.01 per share (“Common Stock”).

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, posting online, and printing and mailing any requested hard copies of proxy solicitation materials will be borne by the Company.

WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of seven directors;

•	The ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2019; and

•	To approve by advisory vote the compensation of the Company’s named executive officers.

We will also consider any other business that properly comes before the Annual Meeting.

HOW MANY VOTES DO I HAVE?

Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote your shares by Internet, telephone or mail, as follows:

•	You may vote electronically via the Internet by visiting www.voteproxy.com and following the on-screen instructions.

•	You may vote by using a toll-free telephone number. Instructions for telephonic voting can be found at www.voteproxy.com.

•

If you requested a paper copy of our proxy materials, then you may vote by marking, signing, dating and returning the paper proxy card mailed to you as part of your proxy materials. If you requested a paper copy of our proxy materials, then in order to vote by telephone or via the Internet, you must go to www.voteproxy.com and follow the instructions for telephone or Internet voting. Please have your paper proxy card in hand when calling the toll-free number or accessing the website, as it contains a 12-digit control number required to vote.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; if no direction is indicated, your shares will be voted in favor of each of the proposals set forth herein.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Any written notification of revocation of a proxy should be directed to Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Ms. Makode at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

HOW MANY VOTES ARE REQUIRED TO PASS EACH ITEM?

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2019.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve by advisory vote the compensation of the Company’s named executive officers.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices. Information on our website is not incorporated by reference herein, unless specifically stated otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 10, 2018, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had issued and outstanding 21,205,536 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of December 10, 2018 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our current directors and nominees; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 5433 Westheimer Road, Suite 500, Houston, Texas 77056.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent(1)
Todd M. Cleveland(2)	168,711	*
Joseph L. Dowling III(3)	48,186	*
David B. Gendell(4)	126,366	*
Jeffrey L. Gendell(5)	12,407,371	57.6%
Joe D. Koshkin(6)	35,928	*
Robert W. Lewey(7)	130,616	*
Donald L. Luke(8)	72,869	*
Gail D. Makode(9)	49,808	*
Tracy A. McLauchlin(10)	46,746	*
Directors and officers as a group (9 persons)	13,086,601	60.8%

*	Less than one percent.

(1)

For purposes of this table, the number of shares of Common Stock issued and outstanding as of the record date includes all outstanding director phantom stock units, which convert to shares of Common Stock when a director leaves the Board for any reason, and performance-based phantom stock units granted in October 2015, which vested on December 7, 2018 and were settled into shares of common stock on December 11, 2018.

(2)	Includes 1,661 phantom stock units that convert to shares of Common Stock when Mr. Cleveland leaves the Board for any reason.

(3)	Includes 42,241 phantom stock units that convert to shares of Common Stock when Mr. Dowling leaves the Board for any reason.

(4)	Includes 58,499 phantom stock units that convert to shares of Common Stock when Mr. David Gendell leaves the Board for any reason.

(5)

The information herein is based on the Schedule 13D/A filed jointly by Mr. Jeffrey Gendell and Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), Tontine Management, L.L.C. (“TM”), Tontine Capital Overseas Master Fund II, L.P. (“TCP2”), Tontine Asset Associates, L.L.C. (“TAA”), Tontine Capital Overseas GP, L.L.C. (“TCO”), and Tontine Associates, L.L.C. (“TA”) on

October 5, 2016, as modified by the Form 4 filed jointly by those parties on October 3, 2018. Based on these filings, Mr. Gendell may be deemed to beneficially own 12,407,371 shares of Common Stock, which includes 5,642,723 shares of Common Stock owned directly by TCP, 1,410,162 shares of Common Stock owned directly by TM, 2,569,418 shares of Common Stock owned directly by TCP2, 1,910,529 shares of Common Stock owned directly by TCM, 642,057 shares of Common Stock owned directly by TA, 96,891 shares of Common Stock owned directly by TAA, and 47,284 shares of Common Stock owned directly by TCO, as well as 33,119 shares of Common Stock owned directly by Mr. Gendell, 7,070 phantom stock units granted to Mr. Gendell that convert to shares of Common Stock when Mr. Gendell leaves the Board for any reason, and 48,118 shares of Common Stock owned by Mr. Gendell’s children. Mr. Gendell is the managing member of TM, TCO, and TA, and the managing member of TCM, the general partner of TCP, and TAA, the general partner TCP2, respectively, and has shared voting and dispositive power over these shares. Mr. Gendell has disclaimed beneficial ownership of the Company’s securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or to the extent of his pro rata interest in, and interest in the profits of, TCM, TCP, TM, TCP2, TAA, TA and TCO. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

(6)	Includes 27,245 phantom stock units that convert to shares of Common Stock when Mr. Koshkin leaves the Board for any reason.

(7)

Includes 74,701 shares of Common Stock issued pursuant to performance-based phantom stock units granted in October 2015 and which vested on December 7, 2018, and were settled into shares of common stock on December 11, 2018.

(8)	Includes 62,358 phantom stock units that convert to shares of Common Stock when Mr. Luke leaves the Board for any reason.

(9)

Includes 32,015 shares of Common Stock issued pursuant to performance-based phantom stock units granted in October 2015 and which vested on December 7, 2018, and were settled into shares of common stock on December 11, 2018.

(10)

Includes 37,350 shares of Common Stock issued pursuant to performance-based phantom stock units granted in October 2015 and which vested on December 7, 2018, and were settled into shares of common stock on December 11, 2018.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation, as amended through May 24, 2016 (the “Certificate of Incorporation”), and Amended and Restated Bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at seven. As such, if each of the nominees named below is elected to the Board, there will be no vacancies on the Board following the Annual Meeting. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating/Governance Committee and a majority vote by the remaining directors.

It is the intention of the persons named in the proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

Each of the nominees has consented to being named in this proxy statement and has consented to serve, if elected. If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute nominee designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ Global Market System (“NASDAQ”) and the SEC. After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Cleveland, Koshkin, Luke and Dowling are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as stockholders and/or directors of the Company. Additionally, the Board has affirmatively determined that Mr. Jeffrey Gendell is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC; however, as Mr. Jeffrey Gendell is the founder and managing member of Tontine Associates, L.L.C., a private investment management firm, which, together with its affiliates, (collectively, “Tontine”) is the Company’s majority stockholder, and Mr. Jeffrey Gendell is the brother of Mr. David Gendell, who is a director and an employee of the Company, the Board has determined that Mr. Jeffrey Gendell does not satisfy the audit committee independence standard set forth in Rule 10A-3 of the Exchange Act. The review was undertaken on a director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Todd M. Cleveland*	Director since 2017

Todd M. Cleveland, 50, has served as the Chief Executive Officer of Patrick Industries, Inc. (“Patrick”), a publicly traded manufacturer of specialized building products and materials, since February 2009, and as a director of Patrick since 2008. Mr. Cleveland was President of Patrick from May 2008 to December 2015, and Chief Operating Officer of Patrick from May 2008 to March 2013. From August 2007 to May 2008, Mr. Cleveland served as Executive Vice President of Operations and Sales and Chief Operating Officer of Patrick. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc., serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of

Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland was a director of Stag-Parkway, Inc. from 2013 to 2014. Mr. Cleveland has over 25 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. The Nominating/Governance Committee believes that Mr. Cleveland is qualified to serve on the Board given his extensive operating, executive and board level experience at a publicly traded industrial company, as well as his experience completing numerous mergers and acquisitions transactions.

Joseph L. Dowling III*	Director since 2012

Mr. Dowling, 54, has served since July 2018 as the Chief Executive Officer of the Brown University Investment Office and from June 2013 to July 2018 served as the Chief Investment Officer of Brown University, where he was responsible for the University’s $3.5 billion endowment. From 1998 to 2013, he served as the founder and managing member of Narragansett Asset Management, LLC, a private investment partnership located in Stamford, Connecticut. From its formation in 1998 through 2006, Narragansett managed funds for institutions, pension funds and college endowments. After 2006, Narragansett focused on managing Mr. Dowling’s personal capital and that of a select group of strategic investors. Prior to forming Narragansett, Mr. Dowling worked at The First Boston Corporation, Tudor Investments and Oracle Partners, L.P. Since September 2017, Mr. Dowling has also served as an independent Trustee of the Board of Trustees of the Harbor Funds. The Nominating/Governance Committee believes that Mr. Dowling is qualified to serve on the Board given his extensive experience in finance, public markets, and private investing.

David B. Gendell	Director since 2012

Mr. Gendell, 58, has served as Interim Director of Operations for the Company since November 2017. He previously served as Vice Chairman of the Board from November 2016 to November 2017 and as Chairman of the Board from January 2015 to November 2016. From 2004 to January 2018, he was an employee of Tontine Associates, L.L.C., which, together with its affiliates (collectively, “Tontine”), is a private investment management firm and the majority shareholder of the Company. At Tontine Associates L.L.C., he focused on investment opportunities in industrial, manufacturing and basic materials companies. From 2006 to 2010, he served on the Board of Directors of Neenah Enterprises, one of the largest independent foundries in the United States. Mr. Gendell has also held senior positions at several venture-backed startups. From 1999 to 2002, he was President and Chief Operating Officer of Homserv, LLC, a privately-held data aggregator focused on real estate transactions, and from 2002 to 2003, he served as President and Chief Operating Officer of Cogent Design Inc., a privately-held practice management software system. He also currently serves on the Board of Advisors of the Duke Global Health Institute. Mr. Gendell is the brother of Jeffrey Gendell, who has served as a director of the Company and as Chairman of the Board since November 2016 and is the founder and managing member of Tontine, the Company’s majority shareholder. The Nominating/Governance Committee believes that Mr. David Gendell is qualified to serve on the Board given his extensive experience in public and private investing and finance.

Jeffrey L. Gendell*	Director since 2016

Mr. Gendell, 59, is the founder and managing member of Tontine, the majority shareholder of the Company. Mr. Gendell formed Tontine in 1995, and manages all of the investment decisions at the firm. Prior to forming Tontine, Mr. Gendell held senior investment management positions at several other private investment firms, including Odyssey Partners, L.P., and began his career in investment banking over 30 years ago at Smith Barney, Harris Upham & Co., where he was involved in capital markets, corporate finance and M&A activity. Mr. Gendell is the brother of Mr. David Gendell, who has served as a director of the Company since February 2012 and as Interim Director of Operations since November 2017, and served as Vice Chairman of the Board from November 2016 to November 2017 and as Chairman of the Board from January 2015 to November 2016. The Nominating/Governance Committee believes that Mr. Jeffrey Gendell is qualified to serve on the Board given his extensive experience in public and private investing and finance and his historical knowledge of the Company as majority shareholder.

Joe D. Koshkin*	Director since 2013

Mr. Koshkin, 71, has worked as an independent financial consultant offering financial and advisory services to a diverse group of clients since 2006. Mr. Koshkin retired as a partner from PricewaterhouseCoopers LLP in 2006 after a 34-year career with the firm. During his career at PricewaterhouseCoopers, he served as the partner in charge of the firm’s North America Engineering and Construction Industry practice. He also served as a senior client service partner and a consulting partner advising clients and firm partners on technical accounting, SEC issues, Sarbanes-Oxley compliance, risk management, and mergers and acquisitions. From June 2010 to July 2011, Mr. Koshkin served as a director and a member of the audit committee of Sterling Bancshares. Mr. Koshkin is a Certified Public Accountant in Texas and is a member in good standing with the AICPA and TSCPA. The Nominating/Governance Committee believes that Mr. Koshkin’s extensive experience with PricewaterhouseCoopers as a senior client service partner as well as his background in corporate finance and financial reporting make him qualified to serve on the Board.

Robert W. Lewey	Director since 2016

Mr. Lewey, 57, has served as a Director of the Company since May 2016, and as President of the Company since May 2015. He previously served as Interim Chief Operating Officer of the Company from January 2015 to May 2015 while continuing to serve as Senior Vice President, Chief Financial Officer and Treasurer of the Company, a role he had held from January 2012 to May 2015. From 2001 to 2006 and from 2007 to January 2012, Mr. Lewey served as Director of Tax, Vice President, Tax and Treasurer of the Company. From 2006 to 2007, he served as Vice President, Tax for Sulzer US Holdings, Inc. From 1995 to 2001, Mr. Lewey served as Vice President, Tax for Metamor Worldwide, Inc., a leading provider of information technology solutions. Mr. Lewey began his career with Deloitte LLP. The Nominating/Governance Committee believes that Mr. Lewey is qualified to serve on the Board due to his knowledge and experience with the Company as IES’s President and in his prior executive roles with the Company, as well as his general business and financial expertise.

Donald L. Luke*	Director since 2005

Mr. Luke, 81, served as Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry, from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke has also held key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. He also has prior experience as a board member of numerous public and private companies in various industries, including as a director of American Fire Protection Group, Inc. from 2005 to 2011 and as a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies, from 2007 to January 2014. The Nominating/Governance Committee believes that Mr. Luke is qualified to serve on the Board given his extensive experience as an officer and director of a diverse group of consolidator public companies, including electrical contractors.

*	Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers of the Registrant” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and is incorporated by reference herein.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Company’s annual meetings. Each of the directors attended the 2018 annual meeting held on February 7, 2018.

During fiscal year 2018, there were nine meetings of the full Board (four in person and five telephonically or via videoconference), and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served. At all regularly scheduled meetings of the Board, the Company’s non-executive Chairman presided and an executive session was held without management present.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to IES Holdings, Inc. Board of Directors, c/o Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly. Interested parties may make any concerns known to non-management directors by contacting the Company’s Ethics Line at 1-800-347-9550.

The Company has adopted a Code of Ethics for Financial Executives and a code of business conduct and ethics for all directors, officers and employees, which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy. Each of these documents can be found in the Corporate Governance section of the Company’s website at www.ies-co.com. The Policy is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board.” At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency. Additional attributes may include a candidate’s character, judgment and diversity of experience, business acumen, ability to act on behalf of all stockholders and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. The Committee also considers diversity of background experience, age, and specialized training, as well as gender and ethnicity. The Committee strives to identify director candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s businesses. While the Nominating/Governance Committee considers diversity, among other factors, when considering potential director nominees, the Board does not have a policy with regard to diversity in identifying director nominees. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

When there is an opening or anticipated opening for a director position, Board members and the Company’s controlling shareholder are asked to submit recommendations. Outside sources or third parties may, but are not likely to, be used to find potential candidates and similarly may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be delivered to the Company’s Corporate Secretary at the address set forth below under “Corporate Governance Guidelines,” not later than 80 days prior to the date of the applicable annual meeting. In the event that the date of such annual meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the annual meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the annual meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s Amended and Restated Bylaws.

Board Observer

On December 6, 2018, the Company entered into a Board Observer Letter Agreement with Tontine Associates, L.L.C. Subject to the terms and conditions set forth in the Agreement, the Company granted Tontine the right, at any time that Tontine holds at least 20% of the outstanding common stock of the Company, to appoint a representative to serve as an observer to the Board (the “Board Observer”). The Board Observer, who shall serve at the discretion of and must be reasonably acceptable to those members of the Board who are not affiliates of Tontine, shall have no voting rights or other decision making authority.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view of how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found in the Corporate Governance section of the Company’s website at www.ies-co.com. The guidelines are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer (or other equivalent position) or a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical, relevant, industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Track Record — The Board should have one or more members who have achieved prominence and strong reputations in their respective professions.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Leadership Structure and Risk Management

The Board does not have a formal policy regarding whether the position of Chairman of the Board may be filled by the Company’s Chief Executive Officer or a similar position. Instead, the Board has adopted a fluid approach to the Board’s leadership structure that allows for variations depending on the circumstances and changing needs of the Company over time. The Company currently subscribes to a Board leadership structure under which the Chairman position is separate from the Company’s principal executive officer role, with Mr. Jeffrey Gendell serving as the Company’s non-executive Chairman of the Board and Mr. Robert W. Lewey serving as the Company’s President. The Board believes the current structure enhances corporate governance and allows our Chairman and President to remain focused on their distinct roles, which for the Chairman, primarily involves Board and corporate governance and for the President primarily involves day-to-day management leadership and implementing our corporate strategy. Our Board regularly reviews all the aspects of our governance profile, including our leadership structure, and will make changes as circumstances warrant.

The overall duty of risk identification and management lies with the Board. To assist in this task, the Board utilizes the various Board committees to review their respective areas of responsibility. The Audit Committee addresses accounting controls and general financial risk, the Nominating/Governance Committee addresses Board composition and internal communication risks, such as ethical issues, and the Human Resources and Compensation Committee addresses workforce risks and pay levels.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current NASDAQ and SEC standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found in the Corporate Governance section of the Company’s website, www.ies-co.com. The charters are also available in print to any stockholder who requests them by contacting Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

Audit Committee

The Audit Committee, which met seven times during fiscal year 2018, is comprised of Messrs. Koshkin (Chairman), Dowling and Luke. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation, and the integrity, of the Company’s financial statements;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the Company’s compliance with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met five times during fiscal year 2018, is comprised of Messrs. Dowling (Chairman), Cleveland and Luke. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in “Compensation Discussion and Analysis” below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met two times during fiscal year 2018, is comprised of Messrs. Luke (Chairman), Cleveland and Koshkin. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendations to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that is in the best interests of the Company to pursue or that, where it is not efficient to pursue an alternative transaction, is not inconsistent with the best interests of the Company. The policy therefore is not designed to prohibit related person transactions; rather, it is intended to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Conflict of Interest Policy in the Company’s Legal Compliance and Corporate Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Corporate Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company;

•	Any nominee for election as a director of the Company;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of the policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such Related Person. A transaction in which a subsidiary or any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy, including any delegation of review and approval authority, (i) any director, director nominee or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board, the Chairman of the Audit Committee or the Company’s General Counsel, and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee, the Chairman of the Audit Committee or the Company’s General Counsel. If a member of the Audit Committee, or the party reviewing the transaction, has an interest in a related person transaction and, after such person excusing himself or herself from consideration of the transaction, there would be fewer than two members of the reviewing party available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board (which shall be considered the “Audit Committee” for this purpose).

Subject to the policy, the Audit Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. Subject to the policy, the Board has also delegated to the Chairman of the Audit Committee and the Company’s General Counsel the authority to review and approve any related person transaction that is not required to be publicly reported; such transactions must be disclosed to the Audit Committee at its next regularly scheduled meeting. At the discretion of the Audit Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Audit Committee may determine that public disclosure shall be made even where it is not so required, if the Audit Committee considers such disclosure to be in the best interests of the Company and its stockholders.

The Company is party to a sublease agreement with Tontine Associates, L.L.C., an affiliate of Tontine, for corporate office space in Greenwich, Connecticut. The lease term extends through April 2019, with monthly payments due in the amount of approximately $8,000. The lease has terms at market rates and payments by the Company are at a rate consistent with that paid by Tontine Associates, L.L.C. to its landlord.

On December 6, 2018, the Company entered into a Board Observer Letter Agreement with Tontine Associates, L.L.C. in order to assist Tontine in managing its investment in the Company. Subject to the terms and conditions set forth in the Agreement, the Company granted Tontine the right, at any time that Tontine holds at least 20% of the outstanding common stock of the Company, to appoint a representative to serve as an observer to the Board. The Board Observer, who shall serve at the discretion of and must be reasonably acceptable to those members of the Board who are not affiliates of Tontine, shall have no voting rights or other decision making authority. Subject to the terms and conditions set forth in the Agreement, so long as Tontine has the right to appoint a Board Observer, the Board Observer will have the right to attend and participate in meetings of the Board and the committees thereof, subject to confidentiality requirements, and to receive reimbursement for reasonable out-of-pocket expenses incurred in his or her capacity as a Board Observer and such rights to coverage under the Company’s directors’ and officers’ liability insurance policy as are available to the Company’s directors.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate, meets the independence requirements of the SEC and NASDAQ and qualifies as an “audit committee financial expert” as defined by SEC rules.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

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The Company maintains the Ethics Line, which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft or discrimination. Complaints are forwarded to the Senior Vice President & General Counsel who, in turn, informs the Audit Committee.

•

The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting Gail D. Makode, Senior Vice President, General Counsel, and Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. The Code of Ethics applies to the Chief Executive Officer (or other equivalent position), the Chief Financial Officer and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a pre-approval policy governing non-audit services or audit-related services provided by the independent auditor.

•

Pursuant to the policy, the Audit Committee has pre-approved each of the following non-audit services or audit-related services that may be provided by the independent auditor during each fiscal year (provided, however, that the Audit Committee Chairman must be informed in advance of the use of the independent auditor for these services): consultation on routine matters in the amount of $50,000, SEC matters in the amount of $50,000, tax matters in the amount of $50,000 and EY’s online accounting reference service in the amount of $3,500 per fiscal year.

•

All other non-audit or audit-related services provided by the independent auditor, other than de minimus services, must be pre-approved by the Audit Committee, which has delegated the authority to provide such approval to the Chairman of the Audit Committee so long as the Audit Committee is informed as soon as is practicable.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2018

The Audit Committee meets regularly with the Company’s internal auditors and Ernst & Young LLP, the Company’s independent auditors, with and without representatives of management, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2018 with Company management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2019, subject to stockholder ratification.

Members of the Audit Committee

Joe D. Koshkin (Chairman)

Joseph L. Dowling III

Donald L. Luke

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2018 and 2017 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2018 and 2017 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2018 and 2017, and (iv) all other products and services it provided during fiscal years 2018 and 2017. All of the non-audit services provided and the fees for those services were pre-approved by the Audit Committee in accordance with its pre-approval policy governing non-audit services and audit-related services.

	Fiscal Year 2018	Fiscal Year 2017
Audit	$1,744,500	$1,687,600
Audit Related	36,500	17,500
Tax Fees	125,589	210,139
All Other Fees	2,000	1,995

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (referred to in this section as the “Committee”) of the Board is comprised entirely of independent directors and is responsible for ensuring that the Company’s executive compensation policies and programs are appropriate to the duties of the Company’s executives and reflect the investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for the Company’s named executive officers (“NEOs”).

The NEOs are the executives who appear in the compensation tables of this proxy statement. The NEOs in this proxy statement are:

•	Robert W. Lewey, President

•	Tracy A. McLauchlin, Senior Vice President, Chief Financial Officer and Treasurer

•	Gail D. Makode, Senior Vice President, General Counsel and Corporate Secretary

The Company’s Human Resources Department staff, General Counsel, President and representatives of Tontine (in its capacity as the Company’s controlling shareholder) may also provide analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter, which can be found in the Corporate Governance section of the Company’s website at www.ies-co.com.

The following is a more detailed discussion of the actions taken by the Committee with respect to fiscal year 2018 and fiscal year 2019 and the reasons for such actions.

Compensation Objectives

The Company’s compensation and benefits program for the NEOs, as described below, is focused on balancing the objectives of conserving the Company’s resources, such as the Company’s cash and outstanding Common Stock, with attracting, retaining and motivating the individuals who will engage in the behaviors necessary to enable the Company to succeed.

Beginning with the Company’s 2011 annual meetings of stockholders, the Company has, in accordance with Section 14A of the Exchange Act, sought an advisory vote of stockholders to approve on an advisory basis the compensation of the Company’s NEOs, as disclosed in the Company’s proxy statement for each annual meeting at which such a vote was required. At each such annual meeting, including the 2018 annual meeting of stockholders, the Company’s stockholders approved, on a non-binding advisory basis, the compensation awarded to the Company’s NEOs for the prior fiscal year. The Committee has considered the result of these stockholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed. At the 2017 annual meeting of stockholders, the Company’s stockholders determined, on a non-binding advisory basis, that the stockholder vote on executive compensation should be held once every year. In accordance with this determination, the Company has included in this proxy statement a proposal to approve, on an advisory basis, the compensation awarded to the Company’s NEOs, as disclosed in this Proxy Statement. For additional information, please see “Advisory Vote on Executive Compensation” below.

Under the Committee’s supervision, in fiscal year 2018, we implemented a compensation program which is comprised of salary, benefits, and incentive opportunity, and is intended to achieve the following objectives:

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Be fair. The program design and levels are intended to fairly reward executives for their level of responsibility and are set with certain consideration to the practices of similar companies with which the Company competes for talent.

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Link executive pay to Company performance and retain talent. The program offers variable, at-risk incentive award opportunities, which are payable only if specified short-term financial and strategic goals are achieved, with a certain portion payable based on individual performance. While the awards may be made in cash, equity or a combination thereof, these incentive awards for NEOs in fiscal year 2018 were focused on cash awards under the annual incentive plan. In 2018, at-risk cash awards represented approximately 25-40% of the NEOs’ targeted total direct compensation, with base salary representing approximately 60-75%. See “Annual Cash Incentive Awards” below for additional information.

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Reward long-term superior growth in the Company’s earnings and market value. The Company has, and may from time to time in the future award, certain performance-based equity and cash grants, which have time-based restrictions and are based on achievement of certain financial and market value goals of the Company over a specified period. During fiscal year 2018, these awards consisted of three-year performance-based phantom stock units awarded in fiscal 2016 to the NEOs and certain other employees, the performance period for which ended in December 2018. See “Long-Term Incentives” below for additional information.

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Conserve Company resources. While the Committee considers competitive compensation, the Committee is also focused on striking a balance between limiting cash compensation to a reasonable percentage of the Company’s profits and holding equity compensation to a reasonable percentage of the Company’s total outstanding Common Stock.

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Emphasize stock ownership. In conjunction with our compensation program, the Committee awards equity grants to the NEOs, such as the performance-based phantom stock units, to encourage alignment with the perspective of the Company’s long-term stockholders.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEOs’ compensation.

Compensation Element	Key Characteristics
Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.

• NEOs are eligible for increases based on performance, market factors and/or changes in job responsibilities.

Annual Cash Incentive Award (Variable “at-risk”)	• Variable component of pay; consists of cash.

• Reward for achieving specified financial, safety and individual goals.

• Goals set at the beginning of each fiscal year and achievement measured following fiscal year end.

Short-term Incentives	• Variable component of pay; may include cash and/or equity.

• Discretionary reward for achieving significant strategic events; awards vest immediately or in the near term.

Long-term Incentive Awards	• Variable component of pay; paid in equity and/or cash.

• Reward for creating long-term stockholder value.

• Promotes executive retention.

Other Benefits (Health and welfare)

•  NEOs are eligible to participate in benefits programs that are available to substantially all salaried employees, which provide for retirement planning as well as basic life, disability and health insurance needs.

Compensation elements are either cash-based, partly or solely equity-based (and have a value which is at least partly related to the price of the Company’s Common Stock) or are comprised of other benefits.

Market Benchmarking

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of its executives as, in light of the Company’s diverse mix of businesses, strict benchmarking against a selected group of companies would not provide a meaningful basis for establishing compensation. In prior years, the Committee has reviewed peer group data for purposes of assessing competitive compensation practices. However, given the limitations of identifying peer companies that reflect the relevant market for executive talent for the Company, the Committee has shifted away from reviewing peer company data and has focused instead on evaluating whether our executive compensation program supports our recruitment and retention needs and is fair and efficient.

The Committee believes the following factors are relevant to establishing a fair compensation structure that promotes retention, and the Committee considers these factors in establishing an individual executive’s base salary, annual cash incentive awards, short-term incentives and long-term incentive awards:

•	The Company’s performance against financial measures, including net income before taxes, cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Business climate, economic conditions and other factors.

•	Our controlling stockholder’s input.

The President develops pay recommendations for Company NEOs (other than himself) based on each NEO’s contribution to the Company’s return to shareholders, market data, the Company’s performance relative to goals approved by the Committee and individual performance versus personal goals. The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the President.

The Committee generally reviews tally sheets for the NEOs, modeling elements of compensation (base salary, annual cash incentive awards, short-term equity incentives, benefits and perquisites), which are utilized as the targeted overall compensation level.

Risk Analysis

The Committee analyzes risk with respect to the Company’s compensation programs on an annual basis. During fiscal year 2018, the Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following: (i) balanced performance targets, where no one metric is excessively weighted and executives generally receive a balance of long and short-term incentive opportunities; (ii) the Company’s “clawback” policy, as described under “Severance and Employment Agreements” below; (iii) performance metrics that are uniformly applied to executives; (iv) annual incentives that do not allow for unlimited payouts; and (vi) annual performance and bonus targets for divisional management that are measured and partially paid on a quarterly basis, withholding a significant portion of such bonus amounts for payment in subsequent quarters, with the goal of providing operating management with immediate incentive for superior performance, while simultaneously promoting employee retention and consideration of longer-term performance.

Fiscal Year 2018 and 2019 Compensation Decisions

Base Pay

The Committee evaluates the President’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the President and reviewed and approved by the Committee. Any changes in base salary for the President and the NEOs are based on responsibility, the external market for similar jobs, the individual’s current salary compared to the market and success in achieving business results.

Fiscal Year 2018 Base Pay

In December 2017, the Committee agreed to increase the salary levels of the President, the Chief Financial Officer and the General Counsel, effective January 1, 2018, by approximately 2% each to $510,000, $347,000, and $347,000, respectively, for fiscal 2018.

Fiscal Year 2019 Base Pay

In December 2018, the Committee agreed to increase the salary levels of the President, the Chief Financial Officer and the General Counsel. Effective January 1, 2019, the Committee increased the salary level of the President by approximately 2.5% to $522,750 as a cost of living adjustment, and the salary levels of each of the Chief Financial Officer and the General Counsel by approximately 6.8%, to $370,675, as a cost of living and performance adjustment.

Annual Cash Incentive Awards

Fiscal Year 2018 Annual Incentive Plan

On December 6, 2017, the Committee approved the Annual Incentive Plan for fiscal year 2018 (the “2018 Annual Incentive Plan”). The 2018 Annual Incentive Plan provides for incentive compensation awards for certain key employees and officers of the Company, which were determined on a recipient-by-recipient basis based on specified performance criteria, with the maximum award payable set as a percentage of the recipient’s base salary. For each NEO, the Committee determined the maximum award payable, specified performance criteria and amount payable under each award. For other key employees and officers of the Company, these determinations were made by senior management, with the Committee approving an aggregate award amount for that group of employees and officers.

For fiscal year 2018, the awards for NEOs could be made either in cash, equity or a combination thereof, at the Committee’s discretion, and were based (1) 66.67% on achievement of the financial goal outlined below for fiscal year 2018 and (2) 33.33% on the achievement of the personal goals outlined below for fiscal year 2018. Pursuant to the 2018 Annual Incentive Plan, Mr. Lewey, Ms. McLauchlin and Ms. Makode were eligible to receive target awards between $0 and a maximum of $510,000 (100% of base salary), $208,200 (60% of base salary), and $173,500 (50% of base salary), respectively, corresponding to the level of performance achieved with respect to these goals for fiscal year 2018, with the maximum award representing 100% performance with respect to the financial and personal goals outlined below.

The performance review of the NEOs was based upon the attainment of individual goals and objectives established as discussed below. Except to the extent the annual incentive award is intended to qualify for grandfather treatment under the performance-based exception of Section 162(m) (see “Deductibility Cap on Executive Compensation,” below), the Committee had the sole discretion to increase or decrease the annual incentive award made to the President and the other NEOs. The Committee had the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deemed appropriate.

Fiscal Year 2018 Goals and Objectives

On December 6, 2017, the President recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining awards under the 2018 Annual Incentive Plan.

Financial Goal: Reflecting a primary focus on maintaining the Company’s profitability, the financial performance measure for NEOs was based on fiscal year 2018 income from continuing operations before income taxes. This financial measure could be considered on an adjusted basis, in the sole discretion of the Committee, to reflect unusual items during the fiscal year.

Business/Personal Goals: The following business/personal goals and objectives were established for each NEO:

•	Robert W. Lewey

•	Ensure behavior consistent with established values of integrity and safety

•	Oversee acquisition program

•	Further development of the Company’s succession planning program

•	Further development of the Company’s strategic and capital plan and promotion of human capital investment program across the Company

•	Tracy A. McLauchlin

•	Support acquisition program

•	Develop financial and operational targets with divisional leadership

•	Ensure financial reporting integrity

•	Gail D. Makode

•	Further enhancement of the Company’s risk management program and framework

•	Lead governance and legal resources on strategic transactions

•	Promote a culture of integrity, ethics and compliance

Fiscal Year 2018 Annual Incentive Plan Awards

Based on a review of fiscal year 2018 financial results, the Committee assessed the Company’s performance against the financial goal described above and determined that the Company recorded income from continuing operations before income taxes below the Company’s target, achieving 70.1% of the target fiscal year 2018 income from continuing operations before income taxes, as described in the table below. The Committee therefore awarded each of Mr. Lewey, Ms. McLauchlin and Ms. Makode 70.1% of the financial goals component of his or her maximum eligible award under the 2018 Annual Incentive Plan, which component represented 66.67% of each of their overall maximum eligible awards.

	Target	Actual	Percentage of Target Achieved
Income from continuing operations before income taxes	$34,224,000	$23,994,000	70.1%

The Committee then assessed the performance of each of Mr. Lewey, Ms. McLauchlin and Ms. Makode against their respective business/personal goals outlined above, which represented 33.33% of their maximum eligible awards, and determined to award each of them 60%, 85%, and 90%, respectively, of the personal goals component of their maximum eligible awards under the 2018 Annual Incentive Plan. The Committee believes Mr. Lewey’s award reflects his solid performance against his personal goals, including management of the safety performance and human capital investments at the Company, along with the closing of two strategic transactions in furtherance of the Company’s strategic goals, balanced against progress in the development of the Company’s strategic and capital plan. The Committee likewise believes Ms. McLauchlin’s and Ms. Makode’s awards reflect their leadership in their respective areas of management and strong personal performance along with their contributions to the closing of the strategic transactions noted above in furtherance of the Company’s strategic goals. As a result, the Committee awarded annual cash incentive awards to Mr. Lewey of $340,357, to Ms. McLauchlin of $156,278, and to Ms. Makode of $133,121, representing 67%, 75%, and 77%, respectively, of his or her maximum eligible award under the 2018 Annual Incentive Plan.

Fiscal Year 2019 Annual Incentive Plan

On December 5, 2018, the Committee approved the Annual Incentive Plan for fiscal year 2019 (the “2019 Annual Incentive Plan”). As with the 2018 Annual Incentive Plan, the 2019 Annual Incentive Plan provides for incentive compensation awards for certain key employees and officers of the Company, which are determined on a recipient-by-recipient basis based on specified performance criteria, with the target award payable set as a percentage of the recipient’s base salary. In addition, for the 2019 Annual Incentive Plan, the Committee added threshold and maximum levels of payouts for NEOs based on performance at the levels outlined below. For NEOs, the Committee determines the maximum, target and threshold levels for each award, specified performance criteria and amount payable under each award, and for other key employees and officers of the Company, these determinations are made by senior management, with the Committee approving an aggregate award amount for that group of employees and officers.

The awards under the 2019 Annual Incentive Plan may be made either in cash, equity or a combination thereof, at the Committee’s discretion. If the applicable performance conditions are fully satisfied, then the target award for each of the NEOs is 100% of base salary (for Mr. Lewey), 60% of base salary (for Ms. McLauchlin) and 50% of base salary (for Ms. Makode), with threshold and maximum levels established as shown below. The performance conditions have two parts, with 66.67% of the award being based upon achievement of net income from continuing operations before income taxes, as adjusted in the Committee’s sole discretion (the “Financial Portion of Award”), and 33.33% of the award being based upon achievement of the personal goals (the “Personal Portion of Award”), all as outlined in the following table.

2019 Annual Incentive Plan Award

	Financial Portion of Award (66.67%)*				Personal Portion of Award (33.33%)
	Performance Level	Performance Achieved	Payout %	Cash Payout	Performance Goals	Performance Achieved	Payout %	Cash Payout
Mr. Lewey:	Threshold	75%	50%	$174,259	Integrity & safety, acquisition program, succession, strategic plan, human capital promotion	57%	25%	$43,558
	Target (Total is 100% Salary)	100%	100%	$348,517		100%	100%	$174,232
	Maximum	120%	150%	$522,776		143%	200%	$348,465

Ms. McLauchlin:	Threshold	75%	50%	$74,139	Financial reporting, acquisition program support, develop financial & operational targets	57%	25%	$18,532
	Target (Total is 100% Salary)	100%	100%	$148,277		100%	100%	$74,128
	Maximum	120%	150%	$222,416		143%	200%	$148,255

Ms. Makode:	Threshold	75%	50%	$61,782	Ethics & compliance; strategic transactions; human capital promotion; enhance risk management	57%	25%	$15,443
	Target (Total is 100% Salary)	100%	100%	$123,565		100%	100%	$61,773
	Maximum	120%	150%	$185,347		143%	200%	$123,546

*	Linear interpolation on a straight line basis will apply to financial goals and performance goals achieved between Threshold, Target and Maximum levels above.

The Committee believes that the target level was designed to have a 50% probability of achievement. The Committee has the sole discretion to increase or decrease the annual incentive award made to the President and the other NEOs. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Short-Term Incentives

In addition to the annual cash incentive awards, the Company has in the past provided, and may from time to time in the future provide, discretionary equity or cash incentive awards for NEOs that have short-term or no time-based restrictions and that are based on achievement of significant strategic events, such as acquisitions, which the Committee believes will significantly impact the long-term performance of the Company.

The Committee did not award any short-term incentives to NEOs during fiscal year 2018.

Long-Term Incentives

In fiscal 2016, the Committee awarded performance-based, long-term equity incentives to NEOs and certain other holding company officers to incentivize performance consistent with the Company’s long-term strategic and financial objectives. The performance period for these awards ended in December 2018, as described below and all outstanding long-term equity incentives for NEOs vested as of December 7, 2018. The Committee is evaluating a new long-term incentive award plan and intends to award new long-term equity incentive awards to NEOs in the future.

In addition, in recent years, the Committee has awarded, and may from time to time in the future award, equity-based and other long-term incentive awards as an incentive and retention device in connection with specific events, such as new hires and promotions.

Performance-Based Phantom Stock Unit Grants

In fiscal 2016, the Committee approved awards pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated (the “2006 Equity Incentive Plan”), to certain officers, including each of its then current NEOs, of performance-based phantom stock units (the “Performance Units”). The following Performance Units were awarded to NEOs at that time: 140,000 Performance Units to Mr. Lewey, 70,000 Performance Units to Ms. McLauchlin and 60,000 Performance Units to Ms. Makode.

Each Performance Unit represents a contractual right in respect of one share of the Company’s Common Stock. The Performance Units were to become vested, if at all, upon the achievement of certain specified performance objectives and the continued performance of services through mid-December 2018 (the “Service Vesting Date”). To receive the full benefit of the Performance Units, the Company was required to achieve superior growth, over the applicable performance periods, in the Company’s net income before taxes (“NIBT”) and in the market value of the Company’s Common Stock above the grant date market value. The Committee authorized the grant of Performance Units to incent management to achieve these superior increases in the Company’s net income and stock price over the next three fiscal years.

The vesting of seventy-five percent (75%) of the Performance Units (the “NIBT Performance Units”) was subject to the achievement of specified levels of cumulative net income before taxes, as reported in the Company’s annual financial statements for each of fiscal years 2016, 2017 and 2018, but adjusted to exclude the effect of any extraordinary items and of the awards made as part of the Performance Unit program (the “Cumulative NIBT”), as follows:

Cumulative NIBT	Percentage of NIBT Performance Units Vested
Less than $70,000,000	0%
$70,000,000	33 1/3%
$73,000,000	66 2/3%
$76,000,000	100%

For achievement between the threshold and maximum levels of Cumulative NIBT, the percentage of the NIBT Performance Units that could become vested was to be determined by mathematical interpolation. If Cumulative NIBT exceeded the maximum NIBT level, the Company could allocate 10% of the excess over the maximum NIBT level to a bonus pool to be allocated and payable to eligible officers and other key employees at the discretion of, and on such terms and conditions as were to be specified by, the Committee. The applicable performance objectives were quite challenging. To achieve even the threshold level of performance would have required the Company to achieve significant increases in net income before taxes over the three-year performance period. Except in the event of death, disability and a change of control, or as otherwise provided under the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements”

below, to vest in the NIBT Performance Units, the recipient must also have remained continuously employed through the Service Vesting Date.

The remaining twenty-five percent (25%) of the Performance Units (the “Stock Price Units”) was subject to the achievement of specified stock price levels, as follows:

Highest Average Stock Price During the Measurement Period	Percentage of Stock Price Units Vested
Less than $14.00	0%
$14.00	33 1/3%
$16.00	66 2/3%
$18.00	100%

As reflected in the table above, a portion of the Stock Price Units was to vest if the average closing prices of a share of the Company’s Common Stock during any period of 20 consecutive trading days ending after October 2, 2015 and on or before December 15, 2018 (the “Average Price”) at least equaled $14.00. All of the Stock Price Units were to vest (subject to employment through the Service Vesting Date) if the highest Average Price was at least $18.00. If the highest Average Price achieved in the measurement period was greater than $14.00, but less than $18.00, the portion of the Stock Price Units that was to vest was to be determined by mathematical interpolation. In the event of the occurrence of any transactions affecting the Company’s capital structure, the Committee will adjust the stated hurdles in a manner intended to prevent any enhancement or diminution of the rights and opportunities provided in respect of the Performance Units as a result of such event. The market conditions required as described above for vesting of the Stock Price Units were achieved during fiscal year 2017. Except in the event of death, disability and a change of control, or as otherwise provided under the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below, to vest in the Stock Price Units, the recipient was also required to remain continuously employed through the Service Vesting Date (the “Service Condition”).

As of December 5, 2018, the Committee reviewed the performance conditions for the Performance Units and determined that (i) the Service Condition was met for each of the NEOs, (ii) the performance condition for the Stock Price Units was met at the highest stock price level, and (iii) the Cumulative NIBT, as calculated under the award agreements, was $70,403,000, and therefore, the performance condition for the NIBT Performance Units was met at the 37.8% vesting level. As such, the Committee determined that, as of December 7, 2018, 100% of the Stock Price Units for the NEOs vested and that 37.8% of the NIBT Performance Units for the NEOs vested. Mr. Lewey therefore vested in 74,701 Performance Units, Ms. McLauchlin vested in 37,350 Performance Units and Ms. Makode vested in 32,015 Performance Units at such time, with each Performance Unit representing one share of the Company’s common stock.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in one of several 401(k) plans, which vary by division. Under the Company’s largest 401(k) plan, the IES Holdings, Inc. Retirement Savings Plan (the “401(k) Plan”), the Company matches 30% of the first 5% that an employee contributes to the 401(k) Plan on a pre-tax basis, and for calendar year 2019 expects to continue the same level of match. However, in order for the 401(k) Plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, highly compensated employees (“HCEs”) are generally subject to an aggregate contribution limit in the range of 4-6% of their base annual earnings.

In order to further assist NEOs and certain other HCEs in saving for retirement, the Company also historically provided an elective Deferred Compensation Plan. The Deferred Compensation Plan allowed participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%). In October 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 for selected employees, which included the NEOs. Each participant who elected to make deferrals of eligible compensation to the Deferred Compensation Plan was eligible to receive a matching contribution equal to 25% of the first 10% of a participant’s annual base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the employer matching contribution to the Deferred Compensation Plan as part of its cost cutting initiatives. The Deferred Compensation Plan has not received contributions since December 31, 2011.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented under “Nonqualified Deferred Compensation” below. The NEOs’ accumulated balances, if any, disclosed under “Nonqualified Deferred Compensation” represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

During fiscal year 2018, no perquisites were provided by the Company to an NEO. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

The Committee annually reviews the perquisites and additional benefits, if any, provided to executive officers as part of its overall review of executive compensation. Details about the 401(k) Plan and the Deferred Compensation Plan, including the fiscal year 2018 cost to the Company, are shown in the “All Other Compensation” column of the “Summary Compensation Table” and in the accompanying narrative. Because no perquisite was paid to any NEO during fiscal year 2018, perquisites are not quantified in the “Summary Compensation Table” and “All Other Compensation” table below.

Executive Stock Ownership Guidelines

The Board does not impose formal stock ownership guidelines for the Company’s executive officers, including the NEOs. The Board believes its annual review of each executive’s compensation and stock ownership levels and short and long-term equity incentive programs are sufficient to ensure that executives maintain a meaningful economic stake in the Company.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”), the Company generally cannot take a tax deduction for compensation paid in excess of $1 million to our executive officers. However, this deduction limit does not apply to certain compensation that qualifies as performance-based compensation under Section 162(m) and was awarded by the Company pursuant to a legally-binding contract that existed on or before November 2, 2017. As a result, compensation paid to certain current and former executive officers in excess of $1 million in a taxable year generally will not be deductible unless such compensation qualifies for the above transition relief.

The Committee considers tax implications to the Company as one of many factors in its compensation decisions and attempts to structure compensation and awards to preserve tax deductibility. The Committee may choose, however, to provide compensation that may not be deductible if it believes such payments are necessary to achieve our compensation objectives and to protect stockholder interests. The Committee will continue to monitor any changes to tax laws and accounting rules, and reserves the right to revise certain programs to appropriately align the tax consequences and accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Golden Parachute Taxes

Under certain circumstances, payments received by our executive officers as a result of a change in control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in developing the Executive Officer Severance Benefit Plan described under “Severance and Employment Agreements” below.

Section 409A

During fiscal year 2018, the Committee continued to monitor its compliance with Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to ensure their full compliance with the Act. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE IN CONTROL

For information concerning payments upon the termination of the NEOs, including upon certain triggering events, please see “Severance and Employment Agreements” below. In addition to the severance related matters discussed below, the Performance Units granted during fiscal year 2016 had special vesting provisions which would have applied if, prior to the Service Vesting Date, there had been a change in control of the Company (as defined in the Company’s 2006 Equity Incentive Plan in effect at the time of the grant). If, following the occurrence of a change in control, the Performance Units would have related to a class of stock that was publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), then the performance conditions with respect to such Performance Units that would have related to such Publicly Traded Stock would have been waived, and such Performance Units would have become subject only to the continued employment conditions otherwise applicable to such Performance Units. In addition, such Performance Units would have become fully vested if the officer’s employment had been terminated following the change in control (i) by the Company other than for cause or (ii) by the officer for good reason. If the Performance Units did not relate to a Publicly Traded Stock following the occurrence of a change in control, then such Performance Units would have vested in full upon the occurrence of the change in control.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the stockholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources and Compensation Committee

Joseph L. Dowling III, Chairman

Todd M. Cleveland

Donald L. Luke

2018 SUMMARY COMPENSATION TABLE

The following table displays the total compensation earned by the NEOs in fiscal years 2016, 2017, and 2018.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert W. Lewey	2018	507,500	—	—	—	340,357	5,925	853,782
President	2017	493,750	—	—	—	301,121	5,400	800,271
	2016	468,750	—	887,950	—	475,000	3,550	1,835,250

Tracy A. McLauchlin	2018	345,250	—	—	—	156,278	6,464	507,992
Senior Vice President &	2017	333,750	—	—	—	129,657	4,928	468,335
Chief Financial Officer	2016	311,250	—	443,975	—	157,500	3,263	915,988

Gail D. Makode	2018	345,250	—	—	—	133,121	6,363	484,734
Senior Vice President &	2017	336,250	—	—	—	113,714	4,172	454,136
General Counsel	2016	318,750	—	380,550	—	162,500	3,578	865,378

(1)

These columns represent the aggregate grant date fair value of restricted Common Stock awards and stock option awards granted during the applicable fiscal years, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended September 30, 2018 included in our Annual Report on Form 10-K filed with the SEC on December 7, 2018.

(2)	Amounts in this column include annual cash incentive awards earned under the Annual Incentive Plans for fiscal years 2018, 2017, and 2016.

(3)	“All Other Compensation” for fiscal year 2018 is detailed in the “All Other Compensation” Table below.

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” column.

Name and Principal Position	Auto Allowance ($)	Commuting Expenses ($)	Executive Wellness Physical ($)	401(k) Company Match ($)	Deferred Compensation Company Match ($)	Other ($)	Total ($)
Robert W. Lewey	—	—	—	5,025	—	900	5,925
Tracy A. McLauchlin	—	—	—	5,564	—	900	6,464
Gail D. Makode	—	—	—	5,463	—	900	6,363

GRANTS OF PLAN BASED AWARDS

The following table sets forth specific information with respect to non-equity incentive plan awards made to the NEOs in fiscal year 2018 under the 2018 Annual Incentive Plan. No equity awards were made to the NEOs during fiscal year 2018.

Name		Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	($)
Robert W. Lewey	12/6/17	$510,000	—	—	—	—
Tracy A. McLauchlin	12/6/17	$208,200	—	—	—	—
Gail D. Makode	12/6/17	$173,500	—	—	—	—

(1)

Awards under the 2018 Annual Incentive Plan were granted and earned in fiscal year 2018; maximum payouts are reflected as no target or threshold amounts were established in connection with the awards. The amount earned in respect of each award is reported in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested Common Stock and equity incentive plan awards outstanding as of September 30, 2018 for each NEO.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Weighted Average Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Robert W. Lewey(2)	5,000	—	7.27	1/14/25	35,000	682,500	39,702	774,183
Tracy A. McLauchlin(3)	—	—	—	—	17,500	341,250	19,851	387,091
Gail D. Makode(4)	12,500	—	5.76	5/01/23	15,000	292,500	17,015	331,793
	5,000	—	7.27	1/14/25			—	—

(1)	Closing share price on September 30, 2018 was $19.50.

(2)

On January 14, 2015, Mr. Lewey received a grant of 10,000 stock options which vested in their entirety on January 14, 2017 (grant date fair value of $39,400), of which 5,000 remained unexercised as of September 30, 2018. On October 2, 2015, Mr. Lewey received a grant of 105,000 NIBT Performance Units and 35,000 Stock Price Units, which were scheduled to vest in mid-December 2018, subject to the completion of certain performance conditions. The value of the Performance Units is calculated based on the actual vesting of 37.81% of the NIBT Performance Units and 100% of the Stock Price Units on December 7, 2018.

(3)

On October 2, 2015, Ms. McLauchlin received a grant of 52,500 NIBT Performance Units and 17,500 Stock Price Units, which were scheduled to vest in mid-December 2018, subject to the completion of certain performance conditions. The value of the Performance Units is calculated based on the actual vesting of 37.81% of the NIBT Performance Units and 100% of the Stock Price Units on December 7, 2018.

(4)

On May 1, 2013, Ms. Makode received a grant of 25,000 stock options which vested in their entirety on May 1, 2015, of which 12,500 remained unexercised as of September 30, 2018. On January 14, 2015, Ms. Makode received a grant of 5,000 stock options, which vested in their entirety on January 14, 2017 (grant date fair value of $19,700) and remained unexercised as of September 30, 2018. On October 2, 2015, Ms. Makode received a grant of 45,000 NIBT Performance Units and 15,000 Stock Price Units, which were scheduled to vest in mid-December 2018, subject to the completion of certain performance conditions. The value of the Performance Units is calculated based on the actual vesting of 37.81% of the NIBT Performance Units and 100% of the Stock Price Units on December 7, 2018.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2018

The following table sets forth, on an aggregate basis, specific information with respect to each vesting of stock, including restricted stock, restricted Common Stock units and similar instruments, as well as exercise of stock options, for each NEO during fiscal year 2018. No stock options were exercised by NEOs during fiscal year 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert W. Lewey(1)	8,334	145,845
Tracy A. McLauchlin(2)	10,000	151,500
	3,334	58,345
Gail D. Makode(3)	10,000	151,500

(1)	On May 12, 2018, Mr. Lewey vested 8,334 shares of restricted stock ($17.50 per share).

(2)	On April 1, 2018, Ms. McLauchlin vested 10,000 shares of restricted stock ($15.15 per share). On May 12, 2018, Ms. McLauchlin vested 3,334 shares of restricted stock ($17.50 per share).

(3)	On April 1, 2018, Ms. Makode vested 10,000 shares of restricted stock ($15.15 per share).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert W. Lewey	—	—	1,151	—	6,849
Tracy A. McLauchlin	—	—	—	—	—
Gail D. Makode	—	—	—	—	—

In order to further assist NEOs and certain other executives in saving for retirement, the Company also historically provided an elective Deferred Compensation Plan. The Deferred Compensation Plan allowed participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%). The Deferred Compensation Plan has not received contributions since December 31, 2011. For additional information on the Deferred Compensation Plan, please see “Compensation Discussion and Analysis-401(k) and Deferred Compensation Plan” above.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

All NEOs are subject to the Company’s Executive Officer Severance Benefit Plan (the “Severance Plan”). The Committee annually reviews the Severance Plan to determine its continuing need as well as the amount and nature of compensation potentially payable thereunder. In January 2016, the Severance Plan was amended and restated to include a noncompetition and nonsolicitation provision.

When executive positions become available, we may search for potential replacements not only within the Company but also in the marketplace, with the assistance of placement firms. Since prospective candidates from outside the Company are often already employed, they must be recruited and the total compensation offered must satisfy the need to incentivize and reward the individual. Additionally, we find that, in light of variable economic conditions, prospective executives are often also looking for an element of security, which will ensure a source of income in the event that their employment is terminated without Cause (as defined in the Severance Plan).

The risk of unemployment is heightened in the event of a Change of Control (as defined in the Severance Plan) of the Company, since the limited number of executive positions often results in terminations due to non-cost effective duplication. Thus, in order for the Company to recruit the best possible executives, the Severance Plan provides for the mutual benefit of the Company and the executive. Income, under the Severance Plan, is comprised of the same elements of compensation as the Company’s ongoing compensation program discussed above, which includes base salary, annual cash incentives, equity incentives, benefits and, in certain circumstances, perks such as car allowances.

The Severance Plan also includes a “clawback” provision which permits the Company, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act requires an executive to repay the Company “erroneously awarded” amounts of incentive compensation, to recoup such amount by reducing the severance pay or benefit otherwise due the executive under the Severance Plan.

The following information provides more detail concerning the specific terms and conditions of the Severance Plan and describes the approximate value of the payments to be received by each of the NEOs in the event of a qualifying termination or death or disability under the Severance Plan. The actual amounts to be paid can only be determined at the time of an executive’s separation from the Company. Thus, as disclosed herein, the amounts of compensation payable to Mr. Lewey and Mmes. McLauchlin and Makode assume that such terminations were effective as of September 30, 2018 and include amounts earned through such time.

Name	Termination Without Cause or For Good Reason After Change in Control ($)(1)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
Robert W. Lewey, President
Bonus for year of Separation(2)	1,020,000	340,357	340,357
Cash Severance(3)	1,020,000	510,000	—
Unvested and Accelerated Stock Options(4)	—	—	—
Unvested and Accelerated Restricted Stock(5)	—	—	—
Unvested and Accelerated Performance Units(6)	2,730,000	638,212	638,212
Executive Outplacement Assistance(7)	20,000	20,000	—
Health Care Benefits(8)	19,572	19,572	19,572

Total	4,809,572	1,528,141	998,141
Tracy A. McLauchlin, Senior Vice President and Chief Financial Officer
Bonus for year of Separation(2)	416,400	156,278	156,278
Cash Severance(3)	694,000	347,000	—
Unvested and Accelerated Stock Options(4)	—	—	—
Unvested and Accelerated Restricted Stock(5)	—	—	—
Unvested and Accelerated Performance Units(6)	1,365,000	319,110	319,110
Executive Outplacement Assistance(7)	20,000	20,000	—
Health Care Benefits(8)	19,572	19,572	19,572

Total	2,514,972	861,960	494,960
Gail D. Makode, Senior Vice President, General Counsel and Secretary
Bonus for year of Separation(2)	347,000	133,121	133,121
Cash Severance(3)	694,000	347,000	—
Unvested and Accelerated Stock Options(4)	—	—	—
Unvested and Accelerated Restricted Stock(5)	—	—	—
Unvested and Accelerated Performance Units(6)	1,170,000	273,524	273,524
Executive Outplacement Assistance(7)	20,000	20,000	—
Health Care Benefits(8)	19,572	19,572	19,572

Total	2,250,572	793,217	426,217

(1)	Termination by the Company without Cause or by the covered executive for Good Reason, in either case, on or within 12 months following a Change in Control event.

(2)

Prior to a Change in Control, the amount of any annual bonus is as determined by the Compensation Committee and payable at the same time that annual bonuses for such fiscal year are paid to other similar executives of the Company. On or after a Change in Control, a lump sum payment equal to two (2) times the greater of the most recent (i) annual bonus paid to the covered executive or (ii) covered executive’s annual bonus opportunity, payable on the sixtieth (60th) day following termination. The annual bonus opportunities for Mr. Lewey and Mmes. McLauchlin and Makode are calculated in accordance with the 2018 Annual Incentive Plan.

(3)

Prior to a Change in Control, continued payment of base salary then in effect for 12 months immediately following the date of termination. On or after a Change in Control, continued payment of base salary then in effect for 24 months immediately following the date of termination.

(4)	Reflects the value of unvested stock options held on September 30, 2018 that would experience accelerated vesting due to termination of employment.

(5)	Reflects the value of unvested shares of restricted Common Stock held on September 30, 2018 that would experience accelerated vesting due to termination of employment.

(6)

Reflects the value of unvested Performance Units held on September 30, 2018 that would experience accelerated vesting due to termination of employment. If the covered officer’s employment is terminated after a “Change in Control” (as defined in the 2006 Equity Incentive Plan in effect at the time of the grant) that occurs prior to the Service Vesting Date, then the Performance Units will become fully vested. In the event of termination of employment prior to a Change in Control or as the result of death or disability, the unvested Performance Units will vest on a pro-rated basis based on the percentage of the performance period for which the covered executive was actively employed by the Company and only to the extent performance objectives were ultimately achieved. The value of the Performance Units is calculated based on actual achievement of performance objectives at vesting on December 7, 2018.

(7)	Reflects the approximate cost of outplacement services for 12 months following termination, not to exceed $20,000.

(8)

Reflects the approximate cost to provide health care continuation benefits to the covered executive and his or her eligible dependents under COBRA for 12 months following termination, though if the covered executive’s COBRA coverage terminates earlier, the actual cost would likely be less.

DEFINITIONS

The following definitions are used in the Severance Plan described above, except as where otherwise indicated below.

“Cause” means (i) the executive’s gross negligence in the performance or intentional nonperformance of any of the executive’s material duties and responsibilities to the Company or a participating affiliate; (ii) the executive’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or a participating affiliate; (iii) the executive’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the executive’s confirmed drug or alcohol abuse that materially affects the executive’s service or violates the Company’s or a participating affiliate’s drug or alcohol abuse policy; (v) the executive’s violation of a material Company or a participating affiliate’s personnel or similar policy, such policy having been made available to the executive by the Company or a participating affiliate; or (vi) the executive’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud, including, without limitation, any such order consented to by the executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” in the Severance Plan is essentially defined as:

•	Any material reduction in his position, authority or Base Salary,

•	Any relocation of the Company’s corporate office that is more than 50 miles from his primary location of work, or

•	The Company’s breach of a material term of the agreement.

All of the above are valid reasons only if the Company fails to cure such event within 30 days after receipt from him of written notice of the event which constitutes Good Reason and he must give the Company written notice of the event by the 60th day following its occurrence.

A “Change in Control” is defined in the Severance Plan as follows:

•

Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Tontine, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•

Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

PAY RATIO DISCLOSURE

In accordance with newly effective SEC rules, we have calculated the ratio of the compensation of our Principal Executive Officer, which is our President during fiscal year 2018, and the compensation of our median employee, as calculated below, during fiscal year 2018 (the “Median Compensation Amount”).

During fiscal year 2018, the Median Compensation Amount was $51,642, and the annual total compensation for our President, Mr. Lewey, including salary, incentive compensation and any equity granted during the year, was $853,782. Accordingly, the reasonable estimated ratio of the total annual compensation of the President to the Median Compensation Amount was 16.53 to 1.

The methodology we used for calculating the pay ratio was first to determine the total employee population (other than the President) as of September 30, 2018, including full-time, part-time and temporary employees, which we determined to be 4,519 employees. In order to determine the median employee within the identified employee population, we collected fiscal year 2018 payroll compensation per employee, which we defined as all wages reported for the employee on his or her most recent W-2 form. For such employees, we did not make any assumptions, adjustments, or estimates with respect to total payroll compensation, and we did not annualize the compensation for any part-time employees or any full-time employees that were not employed by us for all of fiscal 2018. We then calculated the Median Compensation Amount on the same basis as the total annual compensation of the President was calculated. The Company believes its compensation philosophy and process yield an equitable result.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Directors who are officers of the Company or any of its subsidiaries do not receive a retainer or fees for service on the Board or any committees. Mr. David Gendell, who became an employee of the Company in November 2017, but is not an officer of the Company, continues to receive a Board retainer and fees. Each non-officer director receives a $40,000 annual retainer (the “Annual Retainer”), paid in quarterly installments after the annual stockholders’ meeting, as well as the following additional retainers for committee and committee Chairman service, which are also paid in quarterly installments: each director receives $5,000 annually for each committee on which the director serves other than as Chairman, the Chairmen of the Human Resources and Compensation Committee and the Nominating/Governance Committee each receive $10,000 annually, and the Chairman of the Audit Committee receives $25,000 annually.

In addition to the annual retainers described above, upon his or her election or re-election to the Board at an annual stockholders’ meeting, each director receives a $25,000 grant (the “Annual Meeting Grant”), paid quarterly, for his or her subsequent periods of service on the Board, provided that he or she is re-elected at subsequent annual stockholders’ meetings.

During the first quarter of each fiscal year, each director is provided the opportunity to elect, in respect of his or her compensation for his or her services rendered in the following calendar year, whether to receive the combined amount of his or her Annual Retainer, the value of the Annual Meeting Grant and any additional retainer payable for serving on, or as Chairman of, a committee of the Board (the “Total Annual Compensation”), in whole or in part, in (i) cash, (ii) fully vested shares of Common Stock, or (iii) phantom stock units issued pursuant to the 2006 Equity Incentive Plan, as it may be amended and restated from time to time, that convert to shares of Common Stock on the date the director leaves the Board for any reason (“Director PSUs”).

For fiscal year 2018, following the 2018 Annual Meeting, each of the directors received the following portions of his Total Annual Compensation in the form of (i) cash, (ii) fully vested shares of Common Stock, or (iii) Director PSUs:

Name	% of Total Annual Compensation Elected to be Paid in Cash	% of Total Annual Compensation Elected to be Paid in Common Stock	% of Total Annual Compensation Elected to be Paid in Director PSUs
Todd M. Cleveland	75%	0%	25%
Joseph L. Dowling III	50%	0%	50%
David B. Gendell	50%	0%	50%
Jeffrey L. Gendell	0%	0%	100%
Joe D. Koshkin	75%	0%	25%
Donald L. Luke	80%	0%	20%

For each director electing to receive a portion of his Total Annual Compensation in Director PSUs or Common Stock, the number of Director PSUs or shares of Common Stock granted is determined by dividing the amount of such director’s Total Annual Compensation to be paid in either such form by the closing price of the Company’s Common Stock on the last trading day of the quarter.

The following additional compensation was paid to directors during fiscal year 2018:

•

Vice Chairman Retainer: From November 2016 to November 7, 2017, Mr. David Gendell served as Vice Chairman of the Board (the “Vice Chairman”) and as the Board’s liaison to management. Effective as of January 1, 2017, he began receiving a retainer for these services (the “Vice Chairman Retainer”) in addition to the Total Annual Compensation described above. The Vice Chairman Retainer consisted of an annual cash retainer in the amount of $100,000 (paid in equal monthly installments) for his service as the Board’s liaison, an annual retainer in the amount of $50,000 (paid in equal quarterly installments in the form of cash, fully vested shares of Common Stock, or Director PSUs, at his election) for his service as the Vice Chairman of the Board and, following each calendar year during which he served as Vice Chairman for the full year, a supplemental cash retainer in the amount of $2,000 per day for each day of travel in excess of the annual travel limit of 72 days per year. He elected to receive the $50,000 component of the retainer in cash for fiscal 2018. On November 7, 2017, upon his becoming an employee of the Company as Interim Director of Operations, he was removed from the role of Vice Chairman, and the Committee approved a discontinuation of the Vice Chairman Retainer effective simultaneously. At that time, he was also removed from the Human Resources and Compensation Committee and the Nominating/Governance Committee of the Board, with Mr. Cleveland replacing him on both committees. Upon discontinuation of the Vice Chairman Retainer, Mr. David Gendell was paid the prorated value of his fiscal 2018 Vice Chairman Retainer up to November 7, 2017.

•

Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and for their reasonable expenses related to the performance of their duties as directors.

The following table reflects the amounts paid to each individual non-officer director who served on the Board in fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Todd M. Cleveland	55,517	18,451	—	—	—	73,967
Joseph L. Dowling III	40,030	39,971	—	—	—	80,000
David B. Gendell(4)	66,853	28,669	—	193,749	277,782	567,052
Jeffrey L. Gendell	—	64,981	—	—	—	64,981
Joe D. Koshkin	71,285	23,715	—	—	—	95,000
Donald L. Luke	66,993	18,007	—	—	—	85,000

(1)	Represents cash fees earned during the fiscal year ended September 30, 2018.

(2)

Represents the aggregate grant date fair value of awards of Director PSUs and Common Stock earned during the fiscal year ended September 30, 2018, computed in accordance with FASB ASC Topic 718. Each phantom stock unit converts into one share of Common Stock when the respective director leaves the Board for any reason. Assumptions used in the calculation of these amounts are included in footnote 11 to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2018 included in our Annual Report on Form 10-K filed with the SEC on December 7, 2018.

(3)

As of September 30, 2018, and including post-fiscal-year-end grants made in respect of fees earned in fiscal year 2018, each non-employee director held the following aggregate number of Director PSUs together with shares of Common Stock or restricted stock: Mr. Cleveland — 167,993; Mr. Dowling — 47,674; Mr. David Gendell —125,950; Mr. Jeffrey Gendell — 82,474 in direct holdings (additional beneficial ownership is described under “Security Ownership of Certain Beneficial Owners and Management” above); Mr. Koshkin — 35,624; Mr. Luke — 72,652.

(4)

Fees Earned or Paid in Cash includes $29,489 received as the prorated value of his partial year Vice Chairman Retainer. Non-Equity Incentive Plan Compensation and All Other Compensation include compensation received as an employee of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2018, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Company. During fiscal year 2018, no member of the Human Resources and Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company, except for Mr. David Gendell, who, until December 31, 2017, was an employee of Tontine Associates, L.L.C. (an affiliate of Tontine, the majority shareholder of the Company), is a director of the Company, was appointed Interim Director of Operations in November 2017, served during fiscal year 2017 as non-executive Vice Chairman and non-executive Chairman of the Board of Directors of the Company, and is the brother of Mr. Jeffrey Gendell, who is the founder and managing member of Tontine (the majority shareholder of the Company) and is the non-executive Chairman of the Company. At the beginning of fiscal year 2018, the Board evaluated each member’s independence under the independence standards promulgated by NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s Human Resources and Compensation Committee. In reaching this conclusion, the Board considered in particular whether Mr. David Gendell’s affiliation with Tontine would impair his judgment as a member of the Human Resources and Compensation Committee, as outlined under the independence standards, and determined that it would not in light of his independence from management and the Board’s belief that the interests of Tontine and the Company’s other stockholders are aligned in seeking to set appropriate levels of executive compensation at the time of such appointment. Subsequently, upon Mr. David Gendell’s appointment as the Company’s Interim Director of Operations, a non-officer employee role, he was removed by the Board from the Human Resources and Compensation Committee and Nominating/Governance Committee, based on the Board’s determination that he was no longer independent as a result of his employment with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2018, the Company believes that all Section 16(a) reports required to be filed by the Company’s directors and executive officers during fiscal year 2018 were timely fulfilled.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2019, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2018.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2019.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation awarded to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

As described in detail under the heading “Executive Compensation” of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company has established comprehensive compensation programs for our executive officers, including our named executive officers, and this proxy statement fully and fairly discloses all material information regarding compensation of the Company’s named executive officers as required by Item 402 of Regulation S-K. Stockholders should reference and consider this information in evaluating the Company’s approach to compensating the NEOs.

The Company’s Board of Directors and the Human Resources and Compensation Committee of the Company’s Board of Directors monitor executive compensation programs of the Company and our competitors and adopt changes in the Company’s executive compensation program to reflect the duties of each executive, the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation.

The Human Resources and Compensation Committee of the Company’s Board of Directors will continue to emphasize compensation arrangements that align the financial interests of our executives with the near-term critical goals of the Company, balanced against the long-term interests of our stockholders. Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation practices and philosophy.

You have the opportunity to vote for, against or abstain from voting on the resolution approving the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve the resolution.

Accordingly, at the Annual Meeting, we will ask our stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the 2020 annual meeting of stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by the Secretary of the Company on or before August 29, 2019. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next annual meeting must be received by the Secretary of the Company not later than 80 days prior to the next annual meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 6, 2019, or the tenth day following the public announcement of the Annual Meeting.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the by-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or the Company’s Annual Report on Form 10-K is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or the Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, IES Holdings, Inc., One Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830 or an oral request by calling the Corporate Secretary at (713) 860-1500.

0

IES HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF IES HOLDINGS, INC.

By signing this proxy, you hereby revoke all prior proxies and appoint Robert W. Lewey and Gail D. Makode, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of IES Holdings, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held on February 6, 2019, at 10:00 a.m. Central Standard Time, at the offices of IES Holdings, Inc., 5433 Westheimer Road, Suite 500, Houston, Texas 77056, or at any adjournment or postponement thereof, as specified on the reverse side.

Any executed proxy which does not designate a vote on a particular proposal shall be deemed to grant authority to vote “FOR” such proposal.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

IES HOLDINGS, INC.

February 6, 2019

Important Notice Regarding Internet Availability of Proxy Materials for

the Annual Meeting to be Held on February 6, 2019.

The Proxy Statement and Annual Report on Form 10-K are Available at http://annualmeeting.ies-corporate.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2019 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.		2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY FOR FISCAL YEAR 2019.	☐	☐	☐

NOMINEES:

☐  FOR  ALL  NOMINEES             O    TODD M. CLEVELAND

☐  WITHHOLD  AUTHORITY     O     JOSEPH L. DOWLING III

      FOR  ALL  NOMINEES             O    DAVID B. GENDELL

                                                              O    JEFFREY L. GENDELL

                                                              O    JOE D. KOSHKIN

                                                              O    ROBERT W. LEWEY

                                                              O    DONALD L. LUKE

☐  FOR ALL EXCEPT

      (See instructions below)

				FOR	AGAINST	ABSTAIN
		3.	ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT FOR THE 2019 ANNUAL MEETING.	☐	☐	☐

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.